Exhibit 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of August 3, 2015 by and between POPLAR POINT CAPITAL PARTNERS LP, a Delaware limited partnership (the "Seller"), and GENERAL HOLDINGS LLC, a Delaware limited liability company (the "Purchaser") with respect to shares of common stock of Sycamore Networks, Inc., a Delaware corporation ("Sycamore").

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Authorization and Sale of Shares.

1.1 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing the Seller will sell to the Purchaser, and the Purchaser will purchase, 4,067,126 shares of Sycamore common stock for an aggregate purchase price of one million seven hundred twenty-eight thousand five hundred twenty-eight dollars and fifty-five cents ($1,728,528.55) (the "Purchase Price"). The shares of common stock being sold pursuant to this Agreement are sometimes referred to as the "Shares."

1.2 Closing; Delivery.

(a) Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 11:00 a.m., Pacific Time, on the date hereof, or at such other time and place as the Seller and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the "Closing").

(b) Closing Deliveries.

(i) By the Seller. At the Closing the Seller shall initiate the electronic delivery of the Shares to the Purchaser. The Shares shall be delivered electronically to Account Number ______________________________ (Account Name: GENERAL HOLDINGS LLC, ABA/Routing No. ___________) through the Deposit/Withdraw at Custodian (DWAC) system.  A copy of any instructions necessary to initiate the transfer of the Shares shall be provided to Purchaser at the Closing.

(ii) By the Purchaser. At the Closing the Purchaser will deliver the Purchase Price by wire transfer of immediately available funds to a bank account designated by the Seller of $1,728,528.55.

(c) Distributions. All dividends, payments or any other distributions accrued or made on or after the Closing ("Distributions") in respect of the Shares are for the Purchaser's account and, if received by the Seller, shall be paid by the Seller to the Purchaser not later than three (3) Business Days after the date of the Seller's receipt thereof. If the Seller fails to pay any cash Distribution to the Purchaser within three (3) Business Days of receipt thereof, then the Seller shall pay interest to the Purchaser on such Distribution for the period from (and including) the day on which such Distribution is actually received by the Seller to (but excluding) the day such Distribution is actually paid to the Purchaser at a rate equal to the Federal Funds Rate. For purposes of this Agreement: (i) the term "Business Day" shall mean each day of the week other than Saturday, Sunday and each other day on which commercial banks in New York City are authorized or required by law to close and (ii) the term "Federal Funds Rate" shall mean, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the parties hereto from three federal funds brokers of recognized standing selected by the parties. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

(d) Grant of Proxy. As of the Closing, Seller hereby irrevocably grants a proxy appointing such persons as Purchaser designates as Seller's attorney-in-fact and proxy, with full power of substitution, for and in its name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power, in such person's discretion, with respect to the Shares. Seller hereby represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies are hereby revoked. Seller hereby affirms that the irrevocable proxy set forth in this Section 1.2(d) is given in connection with the purchase and sale of the Shares and affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. For the avoidance of doubt, the proxy set forth in this Section 1.2(d) shall extend to the March 2013 Shares (as defined below) with respect to any vote required of the stockholders of record of Sycamore as of March 7, 2013. THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 1.2(D) IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

    2.1 Authorization. The Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions described herein. The execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite action on the part of the Seller. This Agreement, when executed and delivered by the Seller, shall constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.2 Title to Shares. The Seller has good and marketable title to the Shares which are to be transferred to the Purchaser by the Seller pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever, except for restrictions on transfer arising under federal and state securities laws.  None of the Shares were owned by the Seller free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever, except for restrictions on transfer arising under federal and state securities laws, as of March 7, 2013 (the "March 2013 Shares").

2.3 Non-contravention. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder will not (i) violate or breach any provision of Seller's organizational or governing documents, (ii) violate or breach any statute, law, rule, regulation or order by which Seller or any of its properties may be bound or (iii) breach, or result in a default under, any material contract or material agreement to which Seller is a party or by which Seller or any of its properties may be bound.

2.4 Excluded Information.

(a) The Purchaser has informed the Seller that the Purchaser may have information relating to Sycamore that is not known to the Seller (the "Excluded Information").

(b) The Purchaser is not disclosing the Excluded Information to the Seller.

(c) If the Excluded Information were disclosed to the Seller, the Excluded Information may affect (i) the Seller's willingness to enter into this Agreement and (ii) the price that the Seller would be willing to accept to sell the Shares. Moreover, the Excluded Information may indicate that the value of the Shares is substantially lower or higher than the purchase price contemplated to be paid by the Purchaser to the Seller for the Shares.

(d) Notwithstanding the Purchaser's possession of the Excluded Information, the Seller desires to enter into this Agreement, and undertake the transactions contemplated hereby, at this time for its own business purposes. The Seller acknowledges that the Purchaser would not enter into this Agreement with the Seller in the absence of the protections afforded to the Purchaser by this Section 2.4 and that the Seller is making the representations, warranties, acknowledgements and waivers contained herein as an inducement to the Purchaser to enter into this Agreement.

(e) The Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands that it may be subject to a disadvantage on account of the disparity of the access to, and possession of, the Excluded Information between the Seller and the Purchaser. The Seller has conducted an independent evaluation of the Shares to determine whether to enter into this Agreement and, notwithstanding the absence of access by the Seller to the Excluded Information, the Seller is desirous of entering into this Agreement and consummating the transactions contemplated hereby.

(f) The Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting its own interests in connection with this Agreement.

(g) The Seller hereby irrevocably and unconditionally waives any and all actions, causes of actions, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire against the Purchaser, its affiliated funds, accounts and management entities, and/or each of their respective officers, directors, shareholders, partners, members, employees, agents, representatives and affiliates (collectively, the "Released Persons") in any way, directly or indirectly, arising out of, relating to or resulting from such Released Persons’ failure to disclose the Excluded Information to the Seller or otherwise in connection with this Agreement, including, without limitation, claims it may have or hereafter acquire under applicable federal and/or state securities laws and common-law fraud doctrines. The Seller also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against any Released Person as a result of Released Persons' failure to disclose the Excluded Information to the Seller or otherwise in connection with this Agreement.

(h) The Seller intends to effect, to the maximum extent permitted by law, a complete, knowing, irrevocable and unconditional waiver of its rights as set forth in this Section 2.4.

(i) The Seller has consulted with its own counsel and its own financial and other advisors with respect to this Agreement and the terms hereof. The Seller has executed and delivered this Agreement freely and voluntarily based upon the advice of such counsel and advisors.

3. Representations and Warranties of the Purchaser.

3.1 Investment Representations. The Purchaser hereby represents and warrants to the Seller that the following representations are true and complete as of the date of the Closing, except as otherwise indicated:

(a) The Purchaser is generally familiar with Sycamore's business, including its financial condition and filings with the Securities and Exchange Commission and desires no further information in connection with Purchaser's purchase of the Shares.

(b) The Purchaser realizes that a purchase of the Shares represents a speculative investment involving a high degree of risk.

(c) The Purchaser can bear the economic risk of an investment in the Shares for an indefinite period of time, can afford to sustain a complete loss of such investment, has no need for liquidity in connection with such investment, and can afford to hold the Shares indefinitely.

(d) The Purchaser realizes that the Shares have not been registered for sale under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act") or applicable state securities laws (the "State Laws"), and may only be resold in the United States following registration under the Securities Act and the State Laws, or pursuant to an exemption.

(e) The Purchaser is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the Shares, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks.

(f) The Purchaser has not received, and is not purchasing any of the Shares as a result of, any general solicitation or advertisement regarding the offer of the Shares.

(g) The address set forth on the signature page to this Agreement is the true and correct address of the Purchaser's principal office.

(h) That no guarantees or warranties have been made to the Purchaser by the Seller and its agents or employees or any other person, expressly or by implication, with respect to the profit or return, if any, to be realized as a result of this investment.

3.2 Investment Intent; Holding Period. The Purchaser has been advised that the Shares have not been registered under the Securities Act or the relevant U.S. State Laws, but are being offered and will be sold in the United States pursuant to exemptions from the Securities Act and the State Laws, and that the Seller's reliance upon such exemptions is predicated in part on Purchaser's representations contained herein. The Purchaser represents and warrants that the Shares are being purchased for Purchaser's own account and for long-term investment and without the intention of reselling or redistributing the Shares. Without limiting the foregoing, the Purchaser agrees not to sell the Shares for either (a) six months from the date hereof, if Sycamore is, and has been for a period of at least 90 days immediately before any proposed sale of the Shares, subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (b) one year from the date hereof, if Sycamore is not, or has not been for a period of at least 90 days immediately before any proposed sale of the Shares, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

3.3 Residence. The Purchaser represents and warrants that the Purchaser is a legal entity organized under the laws of Delaware and has a mailing address in the State of New York. It is not domiciled in any other jurisdiction.

3.4 Authorization.

(a) The Purchaser was not organized for the specific purpose of acquiring the Shares; and

(b) The Purchaser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions described herein. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of the Purchaser. This Agreement, when executed and delivered by the Purchaser, shall constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4. Miscellaneous.

4.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Seller and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

4.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that no party may assign its obligations hereunder without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

4.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or any other electronic transmission devise pursuant to which the signature to be delivered can be seen, and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page of this Agreement or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.6.

4.7 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Seller and Purchaser. Any amendment or waiver effected in accordance with this Section 4.7 shall be binding upon the Purchaser and each transferee of the Shares, each future holder of all such securities, and the Seller.

4.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.10 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled.

4.11 Indemnification. The Seller agrees to indemnify, defend and hold harmless the Purchaser for any and all Losses (without regard to any qualification as to "materiality" contained therein) they may suffer, sustain or incur arising from, in connection with, or as a result of (i) the inaccuracy or breach of any representation or warranty (without regard to any qualification as to "materiality" contained therein) of the Seller contained in this Agreement; or (ii) the breach of any agreement or covenant (without regard to any qualification as to "materiality" contained therein) of the Seller contained in this Agreement. The Purchaser agrees to indemnify, defend and hold harmless the Seller for any and all Losses (without regard to any qualification as to "materiality" contained therein) they may suffer, sustain or incur arising from, in connection with, or as a result of (i) the inaccuracy or breach of any representation or warranty (without regard to any qualification as to "materiality" contained therein) of the Purchaser contained in this Agreement; or (ii) the breach of any agreement or covenant (without regard to any qualification as to "materiality" contained therein) of the Purchaser contained in this Agreement.  For purposes of this Section 4.11, "Losses" means any and all losses (including a diminution in value of assets or equity interests), claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' and other professionals' fees and litigation expenses), assessments, tax deficiencies and taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Section 4.11.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

POPLAR POINT CAPITAL PARTNERS LP

By:	/s/ Poplar Point Capital GP LLC, its general partner

By: /s/ Jad Fakhry Jad Fakhry, Manager

GENERAL HOLDINGS LLC

By:	/s/ Andrew Bellas
Name: Andrew Bellas
Its: Manager